Exhibit (a)(5)(iv)

COURT OF CHANCERY	GRANTED	COURT OF CHANCERY
STATE OF DELAWARE	EFiled: Oct 11 2006 12:37 PM EDT	STATE OF DELAWARE
[LOGO]	Transaction ID 12598439	[LOGO]

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

In Re Refco Public Commodity Pool, L.P.,                                                                           )
A Delaware Limited Partnership                                                                                            )                      Civil Action No. 2451-N
                                                    )

ORDER APPOINTING INTERIM LIQUIDATING TRUSTEE

Upon the verified petition (the “Petition”) of Richard Butt (“Petitioner”), for the winding up of a limited partnership and the appointment of a liquidating trustee of Refco Public Commodity Pool, L.P. (formerly known as S&P Managed Futures Index Fund, L.P.) (the “Partnership”), it appearing that the sole general partner of the Partnership has or will have withdrawn from the Partnership, that the Partnership has or will have no general partner and that the Partnership has dissolved, and it appearing that it is both necessary and desirable that an interim liquidating trustee of the Partnership be appointed to protect the interests of the Partnership, and it appearing that no notice of hearing be required, it is ORDERED as follows:

1. Pursuant to 6 Del. C. § 17-803(a), cause having been shown, this Court shall wind up the affairs of the Partnership.

2. Pursuant to 6 Del. C. § 17-803(a), MAA, LLC, a Delaware LLC, is hereby appointed interim liquidating trustee (the “Interim Liquidating Trustee”) of the Partnership for the purpose of protecting the interests of the Partnership, including safeguarding its assets and dealing with administrative matters relating to the Partnership.

3. The Interim Liquidating Trustee shall file with this Court its written acceptance of its appointment.

4. Until a permanent liquidating trustee of the Partnership is appointed, the Interim Liquidating Trustee shall, on behalf of the Partnership, have the following powers:

a.           to take possession of all books and records of the Partnership;

b.           to take possession of all property of the Partnership, including, but not limited to, all bank accounts, claims, savings accounts, funds, accounts receivable, safe deposit boxes, certificates of deposit, stock certificates, promissory notes and other documents representing ownership of property rights and causes of action;

c.           to hold all liquid assets of the Partnership in a banking institution located in the State of Delaware;

d.           to retain accountants, managers, attorneys, appraisers or other consultants to assist the Interim Liquidating Trustee in the performance of its duties;

e.           to accumulate the property of the Partnership;

f.           to provide reports to the limited partners of the Partnership (the “Limited Partners”) concerning the status of the Partnership, these proceedings and the liquidation of the Partnership’s property;

g.           to assume control of the Partnership, deal with administrative matters relating to the Partnership, prosecute and defend suits in the name of and for and on behalf of, the Partnership, whether civil, criminal or administrative, gradually settle and close the Partnership’s business, dispose of and convey the Partnership’s property, discharge or make reasonable provision for the Partnership’s liabilities, distribute to the Limited Partners any remaining assets of the Partnership, and perform all other acts necessary or desirable for the liquidation and winding up of the Partnership, all without affecting the liability of the Limited Partners and without imposing the liability of a general partner of a limited partnership on the Interim Liquidating Trustee;

h.           to prepare and file reports that may be required by regulatory agencies and to make distributions to the Limited Partners if appropriate;

i.           to negotiate and enter into such agreements and to take any and all actions as may be necessary or desirable, convenient or desirable to preserve and protect the assets of the Partnership; and

j.           to receive and respond to inquiries received from the Limited Partners and others concerning matters pertaining to the Partnership,

5.           Except as otherwise set forth herein, Court of Chancery Rules 148-168 shall apply in this case.

6.           All expenses of the liquidation and winding up of the Partnership, including the Interim Liquidating Trustee’s compensation, if any, shall be paid from assets of the Partnership. The Interim Liquidating Trustee’s compensation, if any, shall be subject to this Court’s approval.

7.           Any and all persons in possession of the books and records and property of the Partnership are directed to turn over said books and records and property to the Interim Liquidating Trustee, and such persons are further directed not to take any action to interfere with or otherwise dispose of or take action affecting the property of the Partnership.

8.           The Interim Liquidating Trustee shall post a bond in the amount of $1,000 to ensure performance of its duties or, in lieu of a bond, shall deposit $1,000 with the Register in Chancery, which amount may be withdrawn upon the appointment by this Court of a permanent liquidating trustee of the Partnership.

9.           A notice of a hearing by this Court, in substantially the form attached hereto as Exhibit “a”, shall be sent to the Limited Partners and RefcoFund Holdings, LLC, by the Interim Liquidating Trustee.

10.           This Court shall retain jurisdiction of this matter for purposes of administering the trusteeship and, where necessary or desirable in connection therewith, supervising the activities of the Interim Liquidating Trustee.

11.           This Order shall expire upon the entry of an order by this Court appointing a permanent liquidating trustee of the Partnership.

Vice Chancellor

October ______, 2006

Court: DE Court of Chancery

Judge: Strine, Leo E

File & Serve reviewed Transaction ID: 12596647

Current date: 10/11/2006

Case number: 2451-N

Case name: In re Refco Public Commodity Pool LP

/s/ Judge Leo E Strine Jr